FOR IMMEDIATE RELEASE

Theraclone Sciences Announces Universal Therapeutic Antibody for Influenza A Demonstrates

Reductions in Clinical Symptoms Score and Viral Load in a Phase 2a Human Viral Challenge Study

Seattle, WA – September 8, 2013 – Theraclone Sciences, Inc., a therapeutic antibody discovery and development company, today announced results from a Phase 2a viral challenge study of TCN-032 for the universal treatment of influenza A. The results of this study represent the first demonstration that a non-neutralizing antibody can provide immediate immunity and potential therapeutic benefit in influenza. TCN-032 is a recombinant, fully human monoclonal antibody that has the potential to treat patients who are hospitalized with serious influenza, as well as during pandemic outbreaks.

In the Phase 2a study, TCN-032 treatment resulted in significant reductions in clinical symptoms score as well as viral load as compared to placebo-treated subjects. While the Phase 2a study did not meet its pre-specified primary endpoint, the overall data support an anti-influenza effect, providing the impetus to proceed to clinical studies in patients with natural infection. TCN-032 was well-tolerated with no serious adverse events or immunogenicity observed. Pharmacokinetic parameters were consistent with a human antibody as previously confirmed in the Phase 1 study. Data were presented at the international scientific conference, Options for the Control of Influenza VIII, September 5-10, 2013, in Cape Town, South Africa.

“TCN-032’s mechanism of action holds promise as an alternative or additional therapy to current treatments, particularly in cases of anti-viral resistance potentially providing an important new treatment option for patients with influenza, including those who are hospitalized with serious disease,” said Michael G. Ison, MD, MS, FIDSA, Associate Professor, Divisions of Infectious Diseases and Organ Transplantation, Northwestern University Feinberg School of Medicine and Medical Director, Transplant & Immunocompromised Host Infectious Diseases Service, Northwestern University Comprehensive Transplant Center. “These data suggest that TCN-032 likely has antiviral activity and should be further evaluated in clinical studies.”

“We are highly encouraged by the biological efficacy demonstrated in this Phase 2a study,” added Eleanor Ramos, M.D., Chief Medical Officer, Theraclone. “TCN-032 was developed using our I-STAR™ technology for its ability to target a highly conserved portion of the influenza virus, including highly pathogenic or pandemic strains such as H5N1 and H1N1, and the emerging H7N9, greatly reducing the likelihood of the virus developing resistance to this antibody.”

The randomized, placebo-controlled, double-blind Phase 2a study was designed to assess the safety and efficacy of TCN-032 in normal human volunteers challenged with influenza A infection. Twenty-four hours after viral inoculation, subjects were randomized 1:1 to TCN-032 or placebo and monitored for development of clinical symptom scores and viral load.

A total of 61 subjects were randomized, of whom 60 received intravenously administered study drug, TCN-032, at a dose of 40 mg/kg, or placebo. A total of 48 subjects met the definition of laboratory-confirmed infection (TCN-032, n=24 and placebo n=24). A numerical reduction in the primary efficacy parameter of the proportion of subjects who developed any grade 2 or greater influenza symptom or pyrexia was observed, but not statistically significant (p>0.10). TCN-032 treated subjects showed significant reductions in both clinical symptom scores and viral load via qPCR. Median clinical symptom AUC (Day 1-7) was reduced by 35% (p=0.047, Wilcoxon rank-sum test) in TCN-032 subjects compared to placebo. Time to resolution and duration of symptoms, and nasal mucus weights were reduced in TCN-032 subjects compared to placebo. Median viral AUC (by qPCR, Day 2-7) was reduced by 2.2 log10 TCID50/mL*Day (p=0.095, Wilcoxon rank-sum test) in TCN-032 subjects compared to placebo. Viral resistance analysis showed no change in the epitope recognized by TCN-032.

The trial was supported in part by Zenyaku Kogyo Co., Ltd. through its multi-year research and development agreement with Theraclone to identify and develop candidates for the treatment of pandemic and serious seasonal influenza. Zenyaku Kogyo has an exclusive license in the territory of Japan to Theraclone’s influenza monoclonal antibody program. Theraclone retains worldwide development and commercialization rights outside of Japan. Theraclone is currently seeking additional commercial partners in other territories of the world.

About TCN-032

TCN-032 is a recombinant fully human monoclonal antibody being developed for the treatment of patients hospitalized with severe influenza A infection and as a stockpiled product for preventative and therapeutic treatment options in the event of pandemic flu outbreaks. TCN-032 recognizes and binds to an epitope of the virus protein M2 that is present in virtually all influenza A virus strains. Based on in vitro data, TCN-032 binds virus and infected cells and triggers antibody-mediated effector functions, resulting in the lysis of infected cells and viral clearance. TCN-032 is intended to be a universal therapeutic monoclonal antibody against all influenza A virus strains, including the new avian H7N9 strain, future pandemic strains or other drug-resistant strains.

About Theraclone

Theraclone is a biopharmaceutical company focused on the discovery and development of novel, monoclonal antibody therapeutics for diseases that are devastating for patients and their families and which are a significant threat to human health. Theraclone leverages its proprietary antibody discovery technology, I-STAR (In-Situ Therapeutic Antibody Rescue), to identify rare human antibodies that may be developed into antibody product candidates that are potentially safer and more effective than current therapies. Theraclone has a portfolio of innovative antibodies in clinical and preclinical development targeting serious medical conditions with a significant unmet medical need and a primary focus on infectious disease and cancer, which include:

•	TCN-032 - a recombinant fully human monoclonal antibody for the treatment of patients hospitalized with serious influenza

•	TCN-202 - a recombinant fully human monoclonal antibody for the treatment and prevention of cytomegalovirus, or CMV infections

For more information about Theraclone, please visit www.theraclone-sciences.com. On August 1, 2013, Theraclone Sciences and PharmAthene (NYSE MKT: PIP) announced a definitive merger agreement.

About PharmAthene

PharmAthene is a leading biodefense company engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine

•	rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides

•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In addition, in May 2013, the Delaware Supreme Court issued its ruling on the appeal in our litigation with SIGA Technologies, affirming the Court of Chancery’s finding that SIGA was liable for breach of contract, reversing its finding of promissory estoppel, and remanding the case back to the Court of Chancery to reconsider the appropriate remedy and award of attorney's fees and expert witness costs in light of the Supreme Court’s opinion. For more information about PharmAthene, please visit www.PharmAthene.com.

Important Additional Information about the Proposed Merger

This communication is being made in respect of the proposed merger involving Theraclone and PharmAthene. On August 1, 2013, PharmAthene filed with the Securities and Exchange Commission (the “SEC”) a current report on Form 8-K, which includes the merger agreement and related documents. In addition, PharmAthene intends to file a registration statement on Form S-4 with the SEC, which will contain a proxy statement/prospectus/consent solicitation and other relevant materials, and plans to file with the SEC other documents regarding the proposed transaction. The final proxy statement/prospectus/consent solicitation will be sent to the stockholders of PharmAthene and Theraclone in connection with the stockholder votes on matters relating to the proposed transaction. The proxy statement/prospectus/consent solicitation will contain information about PharmAthene, Theraclone, the proposed transaction, and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER AND RELATED MATTERS. In addition to receiving the proxy statement/prospectus/consent solicitation and proxy card by mail, stockholders will also be able to obtain the proxy statement/prospectus/consent solicitation, as well as other filings containing information about PharmAthene, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, by contacting Stacey Jurchison at PharmAthene at (410) 269-2610.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in connection with the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in Solicitation

PharmAthene and its executive officers and directors may be deemed to be participants in the solicitation of proxies from PharmAthene’s stockholders with respect to the matters relating to the proposed merger. Theraclone may also be deemed a participant in such solicitation. Information regarding PharmAthene’s executive officers and directors is available in Amendment No. 1 to PharmAthene’s proxy statement on Schedule 14A, filed with the SEC on May 9, 2013. Information regarding any interest that PharmAthene, Theraclone or any of the executive officers or directors of PharmAthene or Theraclone may have in the transaction will be set forth in the proxy statement/prospectus/consent solicitation that PharmAthene will file in connection with the stockholder votes on matters relating to the proposed transaction. Stockholders will be able to obtain this information by reading the proxy statement/prospectus/consent solicitation when it becomes available.

Forward-Looking Statements

Except for the historical information presented herein and in the exhibit thereto, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “will,” “hopeful,” “designed,” “expect,” “objective” or similar statements are forward-looking statements. Such statements include, but are not limited to those referring to Theraclone’s clinical development activities and the expected benefits of TCN-202 and TCN-032, the expected completion and outcome of the merger and the transactions contemplated by the merger agreement and related agreements. PharmAthene and Theraclone disclaim any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among others, failure to obtain necessary stockholder approval for the proposed merger and the matters related thereto; failure of either party to meet the conditions to closing of the transaction; delays in completing the transaction and the risk that the transaction may not be completed at all; failure to realize the anticipated benefits from the transaction or delay in realization thereof; the businesses of PharmAthene and Theraclone may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption during the pendency of and following the transaction, including adverse effects on employee retention and on business relationships with third parties; the combined company’s need for and ability to obtain additional financing; risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the combined company’s product candidates; unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the combined company's development programs; the award of government contracts to competitors; unforeseen safety issues; unexpected determinations that these product candidates prove not to be effective or capable of being marketed as products; as well as risks detailed from time to time in PharmAthene’s annual report on Form 10-K and quarterly reports on Form 10-Q under the caption “Risk Factors” and in its other reports filed with the SEC. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

###

Theraclone Media Contact:

MacDougall Biomedical Communications

Doug MacDougall or Michelle Avery

781-235-3060

Transcript of Video of Dr. Michael G. Ison included in this press release

Theraclone Sciences’ novel flu-antibody therapy, called TCN-032, holds significant promise to treat patients with influenza, and could fill an unmet medical need for those with serious influenza, particularly those requiring hospitalizations or ICU-level care. This flu antibody has the advantage of being a single dose regimen that may have additive and synergistic activity with the currently available antivirals. Clinical data from the recent Phase 2a trial suggest that TCN-032 likely has antiviral activity and thus, warrants further development into its intended patient population.